[BEI LETTERHEAD]



February 12, 1997


                                                                    CONFIDENTIAL


Mr. Thomas W. Fry
45 Hunter Lane
Ridgefield, Connecticut 06877

Dear Tom,


As approved by Charles Crocker, Chairman of the Board, and because of the employment uncertainties resulting from the current financing and acquisition activities, the potential for a change in control of BEI Medical Systems Company, Inc., and the important role you have in effecting these changes, I am pleased to confirm our mutual understanding and agreement that the six-month severance compensation package outlined in my "Offer of Employment" letter to you dated September 11, 1992 has been extended form six months to twelve months.

BEI Medical Systems Company, Inc. and/or its successor company will provide you with a severance package equal to twelve months of your current compensation should you be asked to terminate your employment with the Company or if you elect to terminate your employment as a result of any of the following reasons:

     i)   there is significant reduction in your authority or duties;
     ii) your aggregate compensation is reduced so that it as a whole falls below its current value;
     iii) the benefits available to you are materially reduced;
     iv) the company requires you to relocate the principal place where you perform services for the Company without your agreement.


Sincerely,                              APPROVED:


/s/ RICHARD W. TURNER                   /s/ GARY D. WRENCH
-----------------------------           -----------------------------
Richard W. Turner                       Gary D. Wrench
                                        Senior Vice President and
                                        Chief Financial Officer


RWT/em                                  Feb 18, 1997
                                        -----------------------------
                                        Date

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